Form 10-K, Exhibit 13
period 1995-12-31
SILVER SCREEN PARTNERS L P
filed 1996-03-29
CIK 715082

Silver Screen Partners
                                  Annual Report

                                 .....1995.....

To Our Limited Partners

--------------------------------------------------------------------------------

     Silver Screen Partners has received all payments from Home Box Office and has recovered at least its full investment in each of its seven films. Cumulative Partnership distributions total $88 million.


     Two issues must be resolved before the Partnership can dissolve. First, we plan to sell the U.S. home video rights and any other residual rights to our films. However, we do not expect these revenues to be significant. Until the rights are sold, it is unlikely that the films will generate additional revenue; therefore, no cash distributions are planned. Second, the New York City tax issue, discussed in Note 4 to the financial statements, must be resolved. We will continue to operate Silver Screen Partners until these issues are settled. We will keep you informed of any updates regarding these matters.


     Tax information for preparing your 1995 income tax returns will be mailed under separate cover by March 15. In the meantime, our Investor Relations Department is available to assist you with any questions you may have.

                                  Sincerely,




                               Roland W. Betts
                                  President

                               January 24, 1996

                              FINANCIAL STATEMENTS

                         Report of Independent Auditors


To the Partners
Silver Screen Partners, L.P.

     We have audited the accompanying balance sheets of Silver Screen Partners, L.P. (a limited partnership) as of December 31, 1995 and 1994, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Screen Partners, L.P. (a limited partnership) at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                                  Ernst & Young LLP

New York, New York
January 24, 1996

                                 BALANCE SHEETS




December 31, 1995 and 1994                                 1995            1994
                                                    -----------     -----------
ASSETS

Current assets:
Cash ...........................................    $    28,031     $    42,974
Temporary investments (at cost, plus accrued
 interest, which approximates
 market) (Note 3) ..............................      3,094,515       3,034,173
                                                    -----------     -----------
                                                    $ 3,122,546     $ 3,077,147
                                                    -----------     -----------

LIABILITIES AND PARTNERS' EQUITY

Current liabilities:

Due to managing general partner ................    $     6,969     $    12,435
                                                    -----------     -----------

Total current liabilities ......................          6,969          12,435
Contingency liability (Note 4) .................        946,000         200,000
Other liabilities ...............................     1,032,723       1,025,400
                                                    -----------     -----------

Total liabilities ..............................      1,985,692       1,237,835
                                                    -----------     -----------

Partners' equity:
General partners ...............................       (728,727)       (721,702)
Limited partners ...............................      1,865,581       2,561,014
                                                    -----------     -----------

Total partners' equity .........................      1,136,854       1,839,312
                                                    -----------     -----------

                                                    $ 3,122,546     $ 3,077,147
                                                    -----------     -----------

                       See notes to financial statements.

                            STATEMENTS OF OPERATIONS





Years ended December 31, 1995, 1994 and 1993          1995         1994        1993
                                                 ----------   ----------   ---------

Revenues:
Film revenues ................................   $   7,534    $  16,681    $ 188,388
Interest income ..............................     181,544      132,803      101,626
                                                 ----------   ----------   ---------

                                                   189,078      149,484      290,014
Costs and expenses:

General and administrative expenses ..........     145,536      182,559      175,970
                                                 ----------   ----------   ---------

Net income (loss) before taxes ...............      43,542      (33,075)     114,044
Unincorporated business tax (Note 4) .........     746,000         --           --
                                                 ----------   ----------   ---------

Net (loss) income ............................   $(702,458)   $ (33,075)   $ 114,044
                                                 ----------   ----------   ---------

Net (loss) income allocated to:
General partners .............................   $  (7,025)   $    (331)   $   1,140
Limited partners .............................    (695,433)     (32,744)     112,904
                                                 ----------   ----------   ---------

                                                 $(702,458)   $ (33,075)   $ 114,044
                                                 ----------   ----------   ---------

Net income (loss) per $500 limited partnership
 unit (based on 165,639 units outstanding) ...   $   (4.20)   $   (0.20)   $    0.68
                                                 ----------   ----------   ---------

Cash distribution per $500 limited partnership   $            $            $
unit .........................................
                                                 ----------   ----------   ---------



                       See notes to financial statements.

                         STATEMENTS OF PARTNERS' EQUITY






                                                                  General        Limited
Years ended December 31, 1995, 1994 and 1993                      Partners       Partners          Total
                                                               -----------    -----------    -----------

Partners' equity (deficiency), January 1, 1993 .............   $  (722,511)   $ 2,480,854    $ 1,758,343
Net income, 1993 ...........................................         1,140        112,904        114,044
Distributions, 1993 ........................................          --             --             --
                                                               -----------    -----------    -----------

Partners' equity (deficiency), December 31, 1993 ...........      (721,371)     2,593,758      1,872,387
Net loss, 1994 .............................................          (331)       (32,744)       (33,075)
Distributions, 1994 ........................................          --             --             --
                                                               -----------    -----------    -----------

Partners' equity (deficiency), December 31, 1994 ...........      (721,702)     2,561,014      1,839,312
Net loss, 1995 .............................................        (7,025)      (695,433)      (702,458)
Distributions, 1995 ........................................          --             --             --
                                                               -----------    -----------    -----------

Partners' equity (deficiency), December 31, 1995 ...........   $  (728,727)   $ 1,865,581    $ 1,136,854



                       See notes to financial statements.

                            STATEMENTS OF CASH FLOWS



Years ended December 31, 1995, 1994 and 1993 .....           1995            1994            1993
                                                        ---------       ---------       ---------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss) ................................      $(702,458)      $ (33,075)      $ 114,044
                                                        ---------       ---------       ---------
Adjustments to reconcile net income to net cash
 provided by operating activities:

Net change in operating assets and liabilities:

Decrease (increase) in accrued interest receivable          9,398         (14,973)            259

(Decrease) increase in due to managing general
 partner .........................................         (5,466)           (572)            462

Increase in contingency liability ................        746,000            --              --

(Decrease) increase in other liabilities .........          7,323         (39,066)         28,704
                                                        ---------       ---------       ---------

Net cash provided by (used in) operating
 activities ......................................         54,797         (87,686)        143,469
                                                        ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

(Purchases) sales of temporary investments .......        (69,740)        129,057        (141,866)
                                                        ---------       ---------       ---------

Net cash (used in) provided by investing
 activities ......................................        (69,740)        129,057        (141,866)
                                                        ---------       ---------       ---------

Net (decrease) increase in cash ..................        (14,943)         41,371           1,603

Cash, beginning of year ..........................         42,974           1,603            --
                                                        ---------       ---------       ---------

Cash, end of year ................................      $  28,031       $  42,974       $   1,603
                                                        ---------       ---------       ---------


                       See notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS


1. ORGANIZATION

Silver Screen Partners, L.P., ("the Partnership"), formed on June 8, 1983, is a Delaware limited partnership which finances, owns and exploits feature-length theatrical motion pictures. A total of 165,639 units were sold in 1983 for an aggregate of $82,819,500.

     Silver Screen Management, Inc., a Delaware corporation, is the managing general partner ("MGP") of the Partnership and has exclusive responsibility for the management of the business and the affairs of the Partnership. Roland W. Betts, the President and a principal shareholder of the MGP, is the individual general partner of the Partnership.

     The Partnership Agreement provides that all Partnership profits, losses and distributable cash ("Proceeds") are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests, as defined. The Proceeds to the limited partners are allocated pro rata according to the capital accounts of the respective limited partners.


2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income taxes:
-------------

No provision has been made for income taxes since the income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Accounting for motion picture film investments:
-----------------------------------------------

The Partnership capitalizes all film investment costs.

     Film revenues are recognized when earned as reported by each distributor. The income forecast depreciation method was used, whereby the costs were amortized based upon the revenues recorded in proportion to management's estimate of ultimate revenues to be earned. Substantially all film revenues were earned prior to December 31, 1991. The film investments aggregated approximately $73,000,000 and have been fully amortized.

License fees:
-------------

Generally accepted accounting principles require recognizing license fees, at their present value, on the dates the films were available for broadcast provided certain conditions of sale have been met.

     The Partnership pre-licensed certain television rights (which became available one year after theatrical release) on all of its films to a subsidiary of Home Box Office, Inc. ("HBO") for a price determined by a formula designed to assure the Partnership a return of 100% of its investment in each completed film. As part of this arrangement, HBO agreed to pay a minimum license fee of 50% of the Partnership's investment in each film without regard to other film revenues earned. Amounts payable to the Partnership from HBO were payable five years after the United States theatrical release of each film, but not later than August 31, 1991.

     The Partnership entered into a theatrical film distribution agreement with Tri-Star Pictures ("Tri-Star"). The agreement, as amended, provided that the Partnership license to Tri-Star the right to distribute the Partnership's films theatrically and non-theatrically in the United States and Canada. Pursuant to its license agreement with Tri-Star, the Partnership was assured that certain minimum advertising and promotion costs would be expended by Tri-Star in the marketing of each of the Partnership's films. The agreement also provided that the Partnership was entitled to an escalating percentage of the gross proceeds generated by each picture.

     The Partnership also entered into a film distribution agreement in foreign territories with Thorn EMI Screen Entertainment Ltd.

     Essentially all revenues pursuant to these agreements have been received.


3. TEMPORARY INVESTMENTS


Temporary investments consisted of the following:

                                                            1995          1994
                                                       ----------    ----------

Commercial paper                                       $3,094,515    $3,034,173
                                                       ----------    ----------


All commercial paper is rated by Standard & Poor's A1 or A1+.

1995 commercial paper matured on January 11, 1996 and had an interest rate of 5.79%.

1994 commercial paper matured on January 12, 1995 and had an interest rate of 5.75%.

4. CONTINGENCY LIABILITY

The Partnership's tax returns were audited by the City of New York and the Partnership received assessments for unincorporated business tax of $675,887 covering the period June 8, 1983 (inception) through December 31, 1990. It is anticipated that additional assessments approximating $70,000 will be issued for the years subsequent to December 31, 1990. All assessments are subject to interest at a rate which has fluctuated over the years from 6% to 12%. An additional reserve of $200,000 was included in the contingency liability on its balance sheet.

     As a result of a hearing held with the New York City Department of Finance, a determination was rendered to the Partnership which upholds the assessment of $414,801 covering the period June 8, 1983 through December 31, 1985.

     On March 1, 1995, the Partnership, through counsel, denied liability to the unincorporated business tax and appealed the determination to the Commissioners of the Tax Appeals Tribunal, also a New York City administrative body.

     While the Partnership is vigorously contesting the determination, there can be no assurance that it will prevail in its position.


--------------------------------------------------------------------------------
                                                                     (unaudited)

VALUE PER UNIT BASED ON ANNUAL APPRAISAL

As of December 31, 1995, the appraised value per unit approximates the book value per unit. The book value per unit is $7.


CASH DISTRIBUTIONS

The Partnership made no cash distributions in 1995. Cumulative distributions through December 31, 1995 totalled $534 or 107% per unit.


AVAILABILITY OF FORM 10-K

A copy of the Partnership's Annual Report to the SEC on Form 10-K may be obtained without charge by writing to the Partnership, c/o Silver Screen Management, Inc., 936 Broadway, New York, N.Y. 10010.

                            SILVER SCREEN MANAGEMENT

                       (c)1996 Silver Screen Management, Inc. Design:  Pentagram

Officers:                                             Directors:

Roland W. Betts                                       Paul Bagley
President and Chief Executive Officer                 New York, New York

Tom A. Bernstein                                      Tom A. Bernstein
Executive Vice President                              New York, New York

Barbara Stubenrauch                                   Roland W. Betts
Senior Vice President                                 New York, New York

Richard S. Kasof                                      John Tommasini
First Vice President                                  New York, New York

Dana Thayer                                           William Turchyn, Jr.
First Vice President                                  New York, New York

Liz A. Brevetti
Vice President

Keith C. Champagne
Vice President

Evelyn Halley
Vice President

Stuart A. Sheinbaum
Director of Investor Relations

Conchetta S. Mayfield
Director of Operations

Paul Rindone
Director of Operations

Silver Screen Management, Inc.
936 Broadway
New York, NY 10010


                                  Bulk Rate
                                U. S. Postage
                                     PAID
                                  Permit #9
                                  Boston, MA