Form 10-K, Exhibit 13
period 1996-12-31
SILVER SCREEN PARTNERS L P
filed 1997-03-27
CIK 715082

..............................[Silver Screen logo].............................
                             Silver Screen Partners
                                  Annual Report
                                      1996

                            TO OUR LIMITED PARTNERS

 ................................................................................

     Silver Screen Partners has received all payments from Home Box Office and has recovered at least its full investment in each of its seven films. Cumulative Partnership distributions total $88 million.

     The negotiations regarding the sale of the U.S. home video and ancillary rights to the films have taken longer to conclude than originally expected, and we were unable to dissolve the Partnership by the end of 1996. We now expect to finalize the sale within the first half of 1997, and dissolve the Partnership by the end of 1997. The final distribution will be paid at the time of dissolution.

     Tax information for preparing your 1996 income tax returns will be mailed under separate cover by March 15. In the meantime, our Investor Relations Department is available to assist you with any questions you may have. Please note our new telephone number and address listed on the back of this report.


                               Sincerely,


                             /s/ Roland W. Betts
                             --------------------
                               Roland W. Betts
                                  President

                               January 24, 1997

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Silver Screen Partners, L.P.

     We have audited the accompanying balance sheets of Silver Screen Partners, L.P. (a limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Screen Partners, L.P. (a limited partnership) at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                      /s/ Ernst & Young LLP


New York, New York
January 24, 1997

                      F I N A N C I A L S T A T E M E N T S

                                 BALANCE SHEETS

December 31, 1996 and 1995                                  1996        1995
--------------------------                          -----------     -----------

ASSETS
Current assets:
Cash ...........................................    $    27,424     $    28,031
Temporary investments (at cost, plus accrued
  interest, which approximates market) .........      2,992,626       3,094,515
                                                    -----------     -----------
                                                    $ 3,020,050     $ 3,122,546
                                                    ===========     ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Due to managing general partner ................    $       351     $     6,969
                                                    -----------     -----------
Total current liabilities ......................            351           6,969
Contingency liability ..........................           --           946,000
Other liabilites ...............................      1,003,163       1,032,723
                                                    -----------     -----------
Total liabilities ..............................      1,003,514       1,985,692
                                                    -----------     -----------
Partners' Equity:
General partners ...............................       (719,930)       (728,727)
Limited partners ...............................      2,736,466       1,865,581
                                                    -----------     -----------
Total partners' equity .........................      2,016,536       1,136,854
                                                    -----------     -----------
                                                    $ 3,020,050     $ 3,122,546
                                                    ===========     ===========


                       See notes to financial statements.

                            STATEMENTS OF OPERATIONS

Years ended December 31, 1996, 1995 and 1994        1996          1995          1994
--------------------------------------------     ---------    ---------    ---------
REVENUES:
Film revenues ................................   $   7,632    $   7,534    $  16,681
Interest income ..............................     165,717      181,544      132,803
                                                 ---------    ---------    ---------
                                                   173,349      189,078      149,484
COSTS AND EXPENSES:
General and administrative ...................    (133,067)    (145,536)    (182,559)
                                                 ---------    ---------    ---------
Income (loss) before income taxes ............      40,282       43,542      (33,075)
Unincorporated business tax benefit, (tax) ...     839,400     (746,000)        --
                                                 ---------    ---------    ---------
Net income (loss) ............................   $ 879,682    $(702,458)   $ (33,075)
                                                 ---------    ---------    ---------
NET INCOME (LOSS) ALLOCATED TO:
General partners .............................   $   8,797    $  (7,025)   $    (331)
Limited partners .............................     870,885     (695,433)     (32,744)
                                                 ---------    ---------    ---------
                                                 $ 879,682    $(702,458)   $ (33,075)
                                                 ---------    ---------    ---------
Net income (loss) per $500 limited partnership
  unit (based on 165,639 units outstanding) ..   $    5.26    $   (4.20)   $   (0.20)
                                                 ---------    ---------    ---------
Cash distribution per $500 limited partnership
  unit .......................................   $    --      $    --      $    --
                                                 ---------    ---------    ---------

                       See notes to financial statements.

                         STATEMENTS OF PARTNERS' EQUITY

                                                                General        Limited
Years ended December 31, 1996, 1995 and 1994                   Partners       Partners          Total
                                                             ----------    -----------    -----------
Partners' (deficiency) equity, January 1, 1994 ............  $ (721,371)   $ 2,593,758    $ 1,872,387
Net (loss), 1994 ..........................................        (331)       (32,744)       (33,075)
                                                             ----------    -----------    -----------
Partners' (deficiency) equity, December 31, 1994 ..........    (721,702)     2,561,014      1,839,312
Net (loss), 1995 ..........................................      (7,025)      (695,433)      (702,458)
                                                             ----------    -----------    -----------
Partners' (deficiency) equity, December 31, 1995 ..........    (728,727)     1,865,581      1,136,854
Net income, 1996 ..........................................       8,797        870,885        879,682
                                                             ----------    -----------    -----------
Partners' (deficiency) equity, December 31, 1996 ..........  $ (719,930)   $ 2,736,466    $ 2,016,536
                                                             ----------    -----------    -----------

                       See notes to financial statements.

                            STATEMENTS OF CASH FLOWS

Years ended December 31, 1996, 1995 and 1994           1996          1995         1994
                                                    ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ...............................   $ 879,682    $(702,458)   $ (33,075)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
Net change in operating assets and liabilities:
Decrease (increase) in accrued interest
  receivable ....................................       5,975        9,398      (14,973)
Decrease in due to managing general partner .....      (6,618)      (5,466)        (572)
(Decrease) increase in contingency liability ....    (946,000)     746,000         --
(Decrease) increase in other liabilities ........     (29,559)       7,323      (39,066)
                                                    ---------    ---------    ---------
Net cash (used in) provided by operating
  activities ....................................     (96,520)      54,797      (87,686)
                                                    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales (purchases) of temporary investments with
  maturities of three months or less, net .......      95,913      (69,740)     129,057
                                                    ---------    ---------    ---------
Net cash provided by (used in) investing
  activities ....................................      95,913      (69,740)     129,057
                                                    ---------    ---------    ---------
Net (decrease) increase in cash .................        (607)     (14,943)      41,371
Cash, beginning of year .........................      28,031       42,974        1,603
                                                    ---------    ---------    ---------
Cash, end of year ...............................   $  27,424    $  28,031    $  42,974
                                                    ---------    ---------    ---------

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

     The Partnership Agreement provides that all Partnership profits, losses and distributable cash ("Proceeds") are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. The Proceeds to the limited partners are allocated pro rata according to the capital accounts of the respective limited partners.

     The Partnership expects to dissolve by the end of 1997 upon final disposition of the remaining assets and distribution of cash to the partners.


2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Income taxes:
-------------

No provision has been made for income taxes except for the City of New York unincorporated business tax since the income or loss of the Partnership is required to be reported by the respective partners on their income tax returns (see Note 4).

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

     Essentially all revenues pursuant to these agreements have been received.


3.  TEMPORARY INVESTMENTS

Temporary investments consisted of the following:

                              1996          1995
                           ----------    ----------
Commercial paper ........  $2,992,627    $3,094,515
                           ----------    ----------


All commercial paper is rated by Standard & Poor's A1 or A1+.

1996 commercial paper matured on January 16, 1997 and had an interest rate of 5.53%.

1995 commercial paper matured on January 11, 1996 and had an interest rate of 5.79%.


4.  UNINCORPORATED BUSINESS TAX

The Partnership's tax returns were audited by the City of New York and the Partnership had received assessments for unincorporated business tax of $675,887 covering the period from June 8, 1983 (inception) through December 31, 1990. It was anticipated that additional assessments, approximating $70,000, would be issued for the years subsequent to December 31, 1990. All assessments were subject to interest. Accordingly, as of December 31, 1995 the Partnership had recorded a reserve of $946,000.

     The Partnership contested these assessments and on September 30, 1996, a final settlement of $106,600 (including interest) was reached with the City of New York and paid for all periods through December 31, 1995. As a result of the settlement, the Partnership recognized income of $839,400 in 1996, which represents the difference between the settlement amount of $106,600 and the contingency liability for unincorporated business tax of $946,000.


--------------------------------------------------------------------------------
                                                                     (unaudited)

Value per unit based on annual appraisal
----------------------------------------
As of December 31, 1996, the appraised value per unit approximates the book value per unit. The book value per unit is $12.


Cash distributions
------------------
The Partnership made no cash distributions in 1996. Cumulative distributions through December 31, 1996 totalled $534 or 107% per unit.


Availability of Form 10-K
-------------------------
A copy of the Partnership's Annual Report to the SEC on Form 10-K may be obtained without charge by writing to the Partnership, c/o Silver Screen Management, Inc., Chelsea Piers-Pier 62, Suite 300, New York, N.Y. 10011.

SILVER SCREEN MANAGEMENT
(c)1997 Silver Screen Management, Inc. Design: Pentagram

Officers:                                     Directors:
---------                                     ----------

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

Keith C. Champagne
Vice President

Evelyn Halley
Vice President

Stuart A. Sheinbaum
Director of Investor Relations

Conchetta S. Mayfield
Director of Operations

Paul Rindone
Director of Operations

Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700


                                  Bulk Rate
                                U. S. Postage
                                     PAID
                                  Permit #9
                                  Boston, MA