Form 10-K, Exhibit 13
period 1997-12-31
SILVER SCREEN PARTNERS L P
filed 1998-03-31
CIK 715082

..............................[Silver Screen logo].............................
                             Silver Screen Partners
                                  Annual Report
                                      1997

                            TO OUR LIMITED PARTNERS

 ................................................................................

     For some time, Silver Screen Partners has been seeking to dispose of certain rights to the seven films in its portfolio. The Partnership cannot dissolve until the rights to the films have been sold.

     There are a number of reasons for this lengthy process including the complexity of finalizing film rights, the limited nature of the rights to the films (we hold only the U.S. video and ancillary rights), resolution of all outstanding tax issues, resolution of all issues with the film industry guilds, and the film portfolio itself, which did not perform well and has no single title that can bring the lesser titles along.

     We are striving to settle the sale of the film rights and dissolve the Partnership by the second quarter of this year.

     Tax information for preparing your 1997 income tax returns will be mailed under separate cover by March 15. In the meantime, our Investor Relations Department is available to assist you with any questions you may have.


                               Sincerely,


                             /s/ Roland W. Betts
                             --------------------
                               Roland W. Betts
                                  President

                                January 23, 1998

                         REPORT OF INDEPENDENT AUDITORS


To the Partners
Silver Screen Partners, L.P.

     We have audited the accompanying balance sheets of Silver Screen Partners, L.P. (a limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, partners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Screen Partners, L.P. (a limited partnership) at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                      /s/ Ernst & Young LLP


New York, New York
January 20, 1998

                      F I N A N C I A L   S T A T E M E N T S

                                 BALANCE SHEETS

December 31, 1997 and 1996                                1997        1996
--------------------------                          -----------     -----------

ASSETS
Current assets:
Cash ...........................................    $    15,583     $    27,424
Temporary investments (at cost, plus accrued
  interest  which approximates market) .........      2,650,398       2,992,626
                                                    -----------     -----------
                                                    $ 2,665,981     $ 3,020,050
                                                    ===========     ===========
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Due to managing general partner ................    $    18,165     $       351
                                                    -----------     -----------
Total current liabilities ......................         18,165             351
Other liabilities ..............................        598,273       1,003,163
                                                    -----------     -----------
Total liabilities ..............................        616,438       1,003,514
                                                    -----------     -----------
Partners' Equity:
General partners ...............................       (719,600)       (719,930)
Limited partners ...............................      2,769,143       2,736,466
                                                    -----------     -----------
Total partners' equity .........................      2,049,543       2,016,536
                                                    -----------     -----------
                                                    $ 2,665,981     $ 3,020,050
                                                    ===========     ===========


                       See notes to financial statements.

                      F I N A N C I A L   S T A T E M E N T S

                            STATEMENTS OF OPERATIONS

Years ended December 31, 1997, 1996 and 1995        1997          1996          1995
--------------------------------------------     ---------    ---------    ---------
REVENUES:
Film revenues ...............................    $   8,560    $   7,632    $   7,534
Interest income .............................      152,617      165,717      181,544
                                                 ---------    ---------    ---------
                                                   161,177      173,349      189,078
Costs and expenses:
General and administrative ..................     (128,170)    (133,067)    (145,536)
                                                 ---------    ---------    ---------
Income before income taxes ..................       33,007       40,282       43,542
Unincorporated business tax benefit, (tax) ..         --        839,400     (746,000)
                                                 ---------    ---------    ---------
Net income (loss) ...........................    $  33,007    $ 879,682    $(702,458)
                                                 =========    =========    =========
Net income (loss) allocated to:
General partners ............................    $     330    $   8,797    $  (7,025)
Limited partners ............................       32,677      870,885     (695,433)
                                                 ---------    ---------    ---------
                                                 $  33,007    $ 879,682    $(702,458)
                                                 =========    =========    =========
Net income (loss) per a $500
  limited partnership unit
  (based on 165,639 units outstanding) ......    $    0.20    $    5.26    $   (4.20)
                                                 =========    =========    =========
Cash distribution per $500 limited
  partnership unit ..........................    $    --      $    --      $    --
                                                 =========    =========    =========


                       See notes to financial statements.

                      F I N A N C I A L   S T A T E M E N T S

                         STATEMENTS OF PARTNERS' EQUITY

                                                                General        Limited
Years ended December 31, 1997, 1996 and 1995                   Partners       Partners          Total
--------------------------------------------                 ----------    -----------    -----------
Partners' (deficiency) equity, January 1, 1995 ............   $  (721,702)   $ 2,561,014    $ 1,839,312
Net (loss), 1995 ..........................................        (7,025)      (695,433)      (702,458)
                                                              -----------    -----------    -----------
Partners' (deficiency) equity, December 31, 1995 ..........      (728,727)     1,865,581      1,136,854
Net income, 1996 ..........................................         8,797        870,885        879,682
                                                              -----------    -----------    -----------
Partners' (deficiency) equity, December 31, 1996 ..........      (719,930)     2,736,466      2,016,536
Net income, 1997 ..........................................           330         32,677         33,007
                                                              -----------    -----------    -----------
Partner's (deficiency) equity, December 31, 1997 ..........   $  (719,600)   $ 2,769,143    $ 2,049,543
                                                              ===========    ===========    ===========

                       See notes to financial statements.

                      F I N A N C I A L   S T A T E M E N T S

                            STATEMENTS OF CASH FLOWS

Years ended December 31, 1997, 1996 and 1995                    1997          1996         1995
--------------------------------------------                 ---------    ---------    ---------
Cash flows from operating activities:
Net income (loss) ........................................   $  33,007    $ 879,682    $(702,458)
Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
  Net change in operating assets and liabilities:
    Decrease in accrued interest receivable ..............       5,592        5,975        9,398
    Increase (decrease) in due to managing
      general partner ....................................      17,814       (6,618)      (5,466)
    (Decrease) increase in contingency liability .........        --       (946,000)     746,000
    (Decrease) increase in other liabilities .............    (404,890)     (29,559)       7,323
                                                             ---------    ---------    ---------
Net cash (used in) provided by operating activities ......    (348,477)     (96,520)      54,797
                                                             ---------    ---------    ---------
Cash flows from investing activities:
Sales (purchases) of temporary investments, with
   maturities of three months or less, net ...............     336,636       95,913      (69,740)
                                                             ---------    ---------    ---------
Net cash provided by (used in) investing activities ......     336,636       95,913      (69,740)
                                                             ---------    ---------    ---------
Net decrease in cash .....................................     (11,841)        (607)     (14,943)
Cash, beginning of year ..................................      27,424       28,031       42,974
                                                             ---------    ---------    ---------
Cash, end of year ........................................   $  15,583    $  27,424    $  28,031
                                                             =========    =========    =========


                       See notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION

Silver Screen Partners, L.P. ("the Partnership"), formed on June 8, 1983, is a Delaware limited partnership which finances, owns and exploits feature-length theatrical motion pictures. A total of 165,639 units were sold in 1983 for an aggregate of $82,819,500.

     Silver Screen Management, Inc., a Delaware corporation, is the managing general partner ("MGP") of the Partnership and has exclusive responsibility for the management of the business and the affairs of the Partnership. Roland W. Betts, the President and a principal shareholder of the MGP, is the individual general partner of the Partnership.

     The Partnership Agreement provides that all Partnership profits, losses and distributable cash ("Proceeds"), are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. The Proceeds to the limited partners are allocated pro rata according to the capital accounts of the respective limited partners.

     The Partnership expects to dissolve by or before the end of 1998 upon final disposition of the remaining assets and distribution of cash to the partners.


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

     Film revenues are recognized when earned as reported by each distributor. The income forecast amortization method was used, whereby the costs were amortized based upon the revenues recorded in proportion to management's estimate of ultimate revenues to be earned. Substantially all film revenues were earned prior to December 31, 1991. The film investments aggregated approximately $73,000,000 and have been fully amortized.


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

     Essentially all revenues pursuant to these agreements have been received.


3.  TEMPORARY INVESTMENTS

Temporary investments consisted of the following:

                              1997          1996
                           ----------    ----------
Commercial paper ........  $2,650,398    $2,992,627
                           ----------    ----------

All commercial paper is rated by Standard & Poor's A1 or A1+.

1997 commercial paper matured on January 14, 1998 and had an interest rate of 5.4%.

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

     The Partnership contested these assessments and on September 30, 1996, a final settlement of $106,600 (including interest) was reached with the City of New York and paid for all periods through December 31, 1995. As a result of the settlement, the Partnership recognized income of $839,400 in 1996, which represents the difference between the settlement amount of $106,600 and the contingency liability for unincorporated business tax of $946,000. No unincorporated business tax was incurred in 1996 and 1997.

--------------------------------------------------------------------------------
                                                                     (unaudited)

Value per unit based on annual appraisal
----------------------------------------
As of December 31, 1997, the appraised value per unit approximates the book value per unit. The book value per unit is $12.


Cash distributions
------------------
The Partnership made no cash distributions in 1997. Cumulative distributions through December 31, 1997 totaled $534 or 107% per unit.


Availability of Form 10-K
-------------------------
A copy of the Partnership's Annual report to the SEC on Form 10-K may be obtained without charge by writing to the Partnership, c/o Silver Screen Management, Inc., Chelsea Piers-Pier 62, Suite 300, New York, N.Y., 10011

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

Stuart A. Sheinbaum
Director of Investor Relations

Conchetta S. Mayfield
Director of Operations

Paul Rindone
Director of Operations

Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700


                                    Bulk Rate
                                  U. S. Postage
                                      PAID
                                  Permit #1665
                                  Brooklyn, NY